Exhibit 16.1


                      Letterhead of
                  Stark Winter Schenkein & Co., LLP

December 29, 2009


Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Dale Jarrett Racing Adventure, Inc. We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated December 29, 2009 and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,



/s/ Stark Winter Schenkein & Co., LLP